Exhibit 10.3

Borrower:	Applied Optoelectronics, Inc.
Account Number:	9700029240	BB&T	Note Number:	00005
Address:	13139 Jess Pirtle Blvd		Sugar Land	, Texas
	Sugar Land, Texas 77478	PROMISSORY NOTE	Date:	March 30, 2018

Applied OPTOelectronics, Inc. (whether one or more, the “Borrower”) HEREBY REPRESENTS THAT THE LOAN EVIDENCED BY THIS PROMISSORY NOTE (“Note”) IS BEING OBTAINED FOR BUSINESS/COMMERCIAL OR AGRICULTURAL PURPOSES AND NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES. For value received, Borrower, jointly and severally if more than one, promises to pay to BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (including its successors and assigns, hereinafter referred to as “Bank”), or order, at any of Bank’s offices in the above referenced city (or such other place or places that may be hereafter designated by Bank), the sum of Twenty-Six Million and no/100 Dollars ($26,000,000.00), or such lesser amount outstanding at maturity, in immediately available currency of the United States of America.

☐	Borrower shall pay a prepayment fee as set forth in the Prepayment Fee Addendum attached to this Note.

Interest shall accrue from the date hereof on the unpaid balance outstanding from time to time at the:

☐	Fixed rate of % per annum.
☐	Variable rate of Bank’s Prime Rate plus % per annum to be adjusted as Bank’s Prime Rate changes. If checked here ☐, the interest rate will not exceed a(n) ☐ fixed ☐ average maximum rate of % or a ☐ floating maximum rate of the greater of % or Bank’s Prime Rate; and the interest rate will not decrease below a fixed minimum rate of %. If an average maximum rate is specified, a determination of any required reimbursement of interest by Bank will be made: ☐ when the Note is repaid in full by Borrower ☐ annually beginning on .
☐	Fixed rate of % per annum through which automatically converts on to a variable rate equal to Bank’s Prime Rate plus % per annum which shall be adjusted as such Prime Rate changes.
☒	The Adjusted LIBOR Rate as more specifically described in the Addendum to Note attached hereto.

Principal and interest on each CapEx Loan Advance (as defined in the Loan Agreement, as hereinafter defined) are payable as follows:

☐	Principal (plus any accrued interest not otherwise scheduled herein) is due in full at maturity on .
☒

Payable in consecutive monthly installments of ☐ Principal ☒ Principal plus Interest commencing on the one-month anniversary of such CapEx Loan Advance, and continued on the same day of each calendar period thereafter, in fifty-nine (59) equal payments, each in an amount equal to 1/59th of the aggregate amount of such CapEx Loan Advance, with one final payment of all remaining principal and accrued interest due on the fifth (5th) anniversary of such CapEx Loan Advance.

☐	Accrued interest is payable commencing on and continuing on the same day of each calendar period thereafter, with one final payment of all remaining interest due on .
☒	Bank reserves the right in its sole discretion to adjust the fixed payment due hereunder with respect to such CapEx Loan Advance monthly on the one-month anniversary of such CapEx Loan Advance and continuing on the same day of each calendar period thereafter, in order to maintain an amortization period of no more than sixty (60) months from the date of this Note. Borrower understands the payment may increase if interest rates increase.
☐	This Note evidences a revolving line of credit and advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower. Bank may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either (i) advanced in accordance with the instructions of an authorized person or (ii) credited to any of Borrower’s accounts maintained with Bank. Prior to an Event of Default (as defined in the Loan Agreement), Borrower may borrow, repay, and reborrow hereunder pursuant to the terms of the Loan Agreement, if any, as hereinafter defined.
☒	Borrower hereby authorizes Bank to automatically draft from its demand, deposit, or savings account(s) maintained with Bank or another bank, any payment(s) including late fees and other fees and charges due under this Note on the date(s) due. Borrower shall provide appropriate account number(s) for account(s) at Bank or another bank.
☐	_______

Borrower shall pay to Bank, or order, a late fee in the amount of five percent (5.0%) of any installment past due for ten (10) or more days after written notice is received by Borrower regarding same. When any installment payment is past due for ten (10) or more days, subsequent payments shall first be applied to the past due balance. In addition, Borrower shall pay to Bank a returned payment fee (currently $25.00) if Borrower or any other obligor hereon makes any payment at any time by check or other instrument, or by any electronic means, which is returned to Bank because of nonpayment due to nonsufficient funds. Bank shall not be obligated to accept any check, money order, or other payment instrument marked “payment in full” on any disputed amount due hereunder, and Bank expressly reserves the right to reject all such payment instruments. Borrower agrees that tender of its check or other payment instrument so marked will not satisfy or discharge its obligation under this Note, disputed or otherwise, even if such check or payment instrument is inadvertently processed by Bank unless such payment is in fact sufficient to pay the amount due hereunder.

All interest shall be computed and charged for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days. In the event periodic accruals of interest shall exceed any periodic fixed payment amount described above, the fixed payment amount shall be immediately increased, or additional supplemental interest payments required on the same periodic basis as specified above (increased fixed payments or supplemental payments to be determined in Bank’s sole discretion), in such amounts and at such times as shall be necessary to pay all accruals of interest for the period and all accruals of unpaid interest from previous periods. Such adjustments to the fixed payment amount or supplemental payments shall remain in effect for so long as any interest accruals shall exceed the original fixed payment amount and shall be further adjusted upward or downward to reflect changes in any variable interest rate based on an index such as Bank’s Prime Rate or the One Month LIBOR; provided that unless elected otherwise above, the fixed payment amount shall not be reduced below the original fixed payment amount. However, Bank shall have the right, in its sole discretion, to lower the fixed payment amount below the original payment amount.

The term “Prime Rate,” if used herein, means the rate of interest per annum announced by Bank from time to time and adopted as its Prime Rate at its executive offices in Winston-Salem, North Carolina. The Prime Rate is one of several rate indexes employed by Bank when extending credit, and not necessarily the lowest rate. Any change in the interest rate resulting from a change in Bank’s Prime Rate shall become effective as of the opening of business on the effective date of the change.

This Note is executed and delivered by Borrower in connection with the following agreements (if any) between Borrower or other parties owning collateral and Bank:

Texas Deed of Trust and Security Agreement granted in favor of Bank as beneficiary:

☒	dated as of March 30, 2018 in the maximum principal amount of $21,500,000.00, executed by Borrower (as at any time amended, restated, supplemented or otherwise modified, the “Deed of Trust”)

Assignment of Leases and Rents granted in favor of Bank as assignee:

☒	dated as of March 30, 2018, executed by Borrower
☒

Security Agreement dated September 28, 2017, executed by Borrower, as amended by that certain First Amendment to Loan Agreement and First Amendment to Security Agreement dated of even date herewith, executed by Borrower.

☐	Securities Account Pledge and Security Agreement dated , executed by .
☐	Control Agreement(s) dated , covering ☐ Deposit Account(s) ☐ Investment Property ☐ Letter of Credit Rights ☐ Electronic Chattel Paper
☐	Assignment of Certificate of Deposit, Security Agreement, and Power of Attorney (for Certificated Certificates of Deposit) dated , executed by .
☐	Assignment of Deposit Account dated , executed by .
☐	Pledge and Security Agreement for Publicly Traded Certificated Securities dated , executed by .
☐	Assignment of Life Insurance Policy as Collateral dated , executed by .
☒	Loan Agreement and Schedules, if any, dated September 28, 2017, executed by ☒ Borrower and ☐ Guarantor(s), as amended by that certain First Amendment to Loan Agreement and First Amendment to Security Agreement dated of even date herewith, executed by Borrower (and as at any time further amended, restated, supplemented or otherwise modified, the “Loan Agreement”).
☒	Trademark Security Agreement dated September 28, 2017, executed by Borrower.
☒	Patent Security Agreement dated September 28, 2017, executed by Borrower.

All of the terms, conditions and covenants of the above described agreements (the “Agreements”) are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and Bank is entitled to the benefits of and remedies provided in the Agreements and any other related document given by Borrower, any guarantor or any pledgor in favor of Bank. In addition to Bank’s right of setoff and to any liens and security interests granted to Bank in the Agreements, Borrower hereby grants to Bank a security interest in all of its deposit accounts maintained with Bank, which shall serve as collateral for the indebtedness and obligations evidenced by this Note.

Borrower agrees that the only interest charge is the interest actually stated in this Note, and that any loan or origination fee shall be deemed charges rather than interest, which charges are fully earned and non-refundable. It is further agreed that any late charges are not a charge for the use of money but are imposed to compensate Bank for some of the administrative services, costs and losses associated with any delinquency or default under this Note, and such charges shall be fully earned and non-refundable when accrued. All other charges imposed by Bank upon Borrower in connection with this Note and the loan including, without limitation, any commitment fees, loan fees, facility fees, origination fees, discount points, default and late charges, prepayment fees, reasonable attorneys’ fees and reimbursements for costs and expenses paid by Bank to third parties or for damages incurred by Bank are and shall be deemed to be charges made to compensate Bank for underwriting and administrative services and costs, other services, and costs or losses incurred or to be incurred by Bank in connection with this Note and the loan and shall under no circumstances be deemed to be charges for the use of money. All such charges shall be fully earned and non-refundable when due. Time is of the essence of this Note.

No delay or omission on the part of Bank or other holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or of any other right on any future occasion. Each Borrower regardless of the time, order or place of signing waives presentment, demand, protest and notices of every kind and assents to any one or more extensions or postponements of the time of payment or any other indulgences, to any substitutions, exchanges or releases of collateral by Bank, and to the additions or releases of any other parties or persons primarily or secondarily liable herefor.

Upon an Event of Default (as defined in the Loan Agreement), in addition to Bank’s rights set forth in the Loan Agreement, Deed of Trust and other Loan Documents (as defined in the Loan Agreement), Bank may, at its option and subject to any applicable notice period (i) cease making advances or disbursements; (ii) advance funds necessary to remedy any default or pay any lien filed against any of the collateral; (iii) take possession of the collateral or any part thereof; (iv) foreclose Bank’s security interest and/or lien on any collateral in accordance with applicable law; (v) make demand upon any or all guarantors; and (vi) exercise any other right or remedy which Bank has under this Note or any related documents or which is otherwise available at law or in equity. All of Bank’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Any election by Bank to pursue any remedy shall not exclude the right to pursue any other remedy unless expressly prohibited by law, and any election by Bank to make expenditures or to take action to perform an obligation of Borrower, or of any Obligor, shall not affect Bank’s right to declare a default and exercise its rights and remedies. In addition, upon default, Bank may pursue its full legal remedies under the Agreements and other remedies at law or equity, and the balance due hereunder may be charged against any obligation of Bank to any party including any Obligor.

From and after any Event of Default, interest shall accrue on the sum of the principal balance then outstanding at the rate of fifteen percent (15.0%) per annum (“Default Rate”) until such principal and interest have been paid in full, provided that such rate shall not exceed at any time the highest rate of interest permitted by the laws of the State of Texas; and further provided that such rate shall apply after judgment. If this Note is placed with an attorney for collection, Borrower agrees to pay, in addition to principal, interest, and late fees, if any, all costs of collection, including but not limited to all reasonable attorneys’ fees incurred by Bank, whether or not there is a lawsuit, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any court costs.

To the maximum extent permitted by applicable law, Borrower hereby waives all rights, remedies, claims, and defenses based upon or related to Sections 51.003, 51.004, and 51.005 of the Texas Property Code, to the extent the same pertain or may pertain to any enforcement of this Note. Unless otherwise required under the Loan Agreement, if applicable, and as long as any indebtedness evidenced by this Note remains outstanding or as long as Bank remains obligated to make advances, each Borrower shall furnish annually an updated financial statement in a form satisfactory to Bank, which, when delivered shall be the property of Bank.

All obligations of Borrower shall bind his heirs, executors, administrators, successors, and/or assigns. Use of the masculine pronoun herein shall include the feminine and the neuter, and also the plural. If more than one party shall execute this Note, the term “Borrower” as used herein shall mean all the parties signing this Note and each of them, and all such parties shall be jointly and severally obligated hereunder. Wherever possible, each provision of this Note shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under such law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note. Each Borrower hereby waives all exemptions and homestead laws. The proceeds of the loan evidenced by this Note may be paid to any Borrower. This Note may be executed in any number of counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.

From time to time the maturity date of this Note may be extended, or this Note may be renewed in whole or in part, or a new note of different form may be substituted for this Note, or the rate of interest may be modified, or changes may be made in consideration of loan extensions, and Bank may, from time to time, waive or surrender, either in whole or in part any rights, guaranties, security interests or liens, given for the benefit of Bank in connection with the payment and the securing of payment of this Note; but no such occurrence shall in any manner affect, limit, modify, or otherwise impair any rights, guaranties or security of Bank not specifically waived, released, or surrendered in writing, nor shall Borrower or any Obligor be released from liability by reason of the occurrence of any such event. Bank, from time to time, shall have the unlimited right to release any person who might be liable hereunder, and such release shall not affect or discharge the liability of any other person who is or might be liable hereunder. No waivers and modifications shall be valid unless in writing and signed by Bank. Bank may, at its option, charge any reasonable fees for the modification, renewal, extension, or amendment of any of the terms of this Note not prohibited by applicable law. In case of a conflict between the terms of this Note and any Loan Agreement executed in connection herewith, the priority of controlling terms shall be first this Note, then the Loan Agreement. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

Any legal action with respect to the indebtedness evidenced by this Note may be brought in the courts of the State of Texas and County of Harris or in the appropriate United States District Court situated in Texas, and Borrower hereby accepts and unconditionally submits to the jurisdiction of such courts. Borrower hereby waives any objection to the laying of venue based on the grounds of forum non conveniens with respect thereto.

REQUIRED INFORMATION FOR A NEW LOAN. To help the government fight the funding of terrorism and money laundering activities, federal law requires Bank to obtain, verify and record information that identifies each person or entity obtaining a loan including Borrower’s legal name, address, tax identification number, date of birth, driver’s license, organizational documents or other identifying documents. Failure to provide the required information will result in a violation of the U.S. Patriot Act and will constitute a default under this instrument. In addition, no Borrower, any of its affiliates, or any of their respective directors, officers, managers, partners, or any other authorized representatives is named as a “Specially Designated National and Blocked Person”, on the list published by the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC) at its official website.

UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, BORROWER AND BANK HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS NOTE, ANY OF THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN BORROWER AND BANK, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BORROWER OR BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BANK AND BORROWER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO MAKE THE LOAN AND BORROWER TO ENTER INTO THIS AGREEMENT. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION. BORROWER AND BANK EACH ACKNOWLEDGE THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS PARAGRAPH, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS PARAGRAPH.

(SIGNATURES ON FOLLOWING PAGE)

BB&T

PROMISSORY NOTE SIGNATURE PAGE

Borrower:	Applied Optoelectronics, Inc.
Account Number:	9700029240	Note Number:	00005
Note Amount:	$26,000,000.00	Date:	March 30, 2018

IN WITNESS WHEREOF, Borrower, on the day and year first written above, has executed, or caused this Note to be executed by its authorized officer or representative. Borrower acknowledges receipt of a completed copy of this Note.

APPLIED OPTOELECTRONICS, INC.
WITNESS:		Name of Corporation

/s/ Jerry K. Hu	By:	/s/ Stefan Murry
Print Name:	Name:	Stefan Murry
Jerry K. Hu	Title:	Chief Financial Officer

/s/ Jerry K. Hu	By:	/s/ David Kuo
Print Name:	Name:	David Kuo
Jerry K. Hu	Title:	Vice President, General Counsel and Secretary

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